UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2007
APPLIX, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-25040	04-2781676

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

289 Turnpike Road, Westborough, Massachusetts	01581

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 870-0300

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)
          On January 29, 2007, in accordance with the Compensation Committee’s recommendation to the Board of Directors (the “Board”) of Applix, Inc. (the “Company”), the Board authorized the Company to enter into a Retention Agreement with each of the following executive officers of the Company:
David Mahoney — President and Chief Executive Officer
Milton Alpern — Chief Financial Officer and Treasurer
Michael Morrison — Vice President — Worldwide Field Operations
Chanchal Samanta — Vice President — Research and Development
          The Retention Agreements are not employment contracts and do not specify an employment term, compensation level or other terms or conditions of employment. The Retention Agreements provide for certain severance benefits to the executive in the event his employment is terminated under specified circumstances, as well as certain benefits upon a Change in Control (as defined in the Retention Agreement).
          If the executive’s employment is terminated other than after a Change in Control Date (as defined in the Retention Agreement), by the Company without Cause (as defined in the Retention Agreement) or by the executive for Good Reason (as defined in the Retention Agreement), the executive will be entitled to receive severance benefits consisting of the following primary components:
•	continued payment of his base salary for 18 months in the case of Mr. Mahoney and 12 months in the case of Messrs. Alpern, Morrison and Samanta; and

•	a continuation of medical and dental benefits for the severance period referred to in the bullet above, provided in each case that such benefits would cease sooner if and when the executive is eligible to receive them from another employer.
          If the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within 12 months following a Change in Control Date, the executive will be entitled to receive severance benefits consisting of the following primary components:
•	for 18 months in the case of Mr. Mahoney and 12 months in the case of Messrs. Alpern, Morrison and Samanta, continued payment of compensation at an annual rate equal to the sum of (i) his base salary plus (ii) his target bonus for the year during which the termination occurs; and

•	a continuation of medical and dental benefits for the severance period referred to in the bullet above, provided in each case that such benefits would cease sooner if and when the executive is eligible to receive them from another employer.
          In addition, upon a Change in Control, regardless of whether the executive’s employment terminates, all restricted stock and stock options held by the executive shall become fully vested. If the executive’s employment is terminated other than after a Change in Control Date, by the Company without Cause or by the executive for Good Reason, the vesting of restricted stock and stock options held by the executive on the termination date shall accelerate by 18 months in the case of Mr. Mahoney and 12 months in the case of Messrs. Alpern, Morrison and Samanta, and the vested portion of each stock option shall remain exercisable during the Extension Period (as defined in the Retention Agreement).
          As partial consideration for the benefits provided under the Retention Agreement, each executive is bound by non-competition, non-solicitation and non-disparagement provisions in the Retention Agreement. The obligation of the Company to provide the severance benefits to an executive is conditioned on the executive signing a release of claims against the Company.
          The foregoing description of the Retention Agreements is qualified in its entirety by reference to the form of Retention Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
          (d) Exhibits
See Exhibit Index attached hereto.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIX, INC.
Date: January 31, 2007	By:	/s/ Milton A. Alpern
Milton A. Alpern
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Retention Agreement